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                                                                    EXHIBIT 10.9


                              EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of January 1, 2003, by and between Atrium Corporation (f/k/a D and W Holdings, Inc.), a Delaware corporation (together with its successors and assigns permitted hereunder, the "Company"), Atrium Companies, Inc., a Delaware corporation ("ACI"), and Jeff L. Hull (the "Executive").

RECITALS

A. The Company and the Executive entered into an Employment Agreement dated as of December 31, 2000 (the "December 31, 2000 Agreement").

B. The Board of Directors of the Company (the "Board") determined that it is in the best interest of the Company and its stockholders to terminate the December 31, 2000 Agreement and to enter into this Agreement for purposes of the Company employing the Executive on the terms and conditions set forth herein.

C. ACI and its subsidiaries will benefit from the services to be provided by the Executive hereunder.

                                   AGREEMENTS

NOW, THEREFORE, in consideration of the respective agreements and covenants set forth herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. EMPLOYMENT PERIOD

   Subject to Section 3, the Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company in accordance with the terms and provisions of this Agreement, for a period commencing on the date hereof and ending on the third anniversary of such date (the "Initial Term", and including any and all renewals thereof, the "Employment Period"); provided the Initial Term is renewable for a series of three-year terms thereafter as mutually agreed upon by the Company and Executive at least 30 days prior to the end of the then current term. In the event Executive continues to perform services after the Employment Period, and pending agreement for extension of the Employment Agreement, such services shall constitute employment for an unspecified term, terminable at will, with or without cause or reason, with or without advance notice, and with or without pay in lieu of advance notice. If the Company provides the Executive with notice of intent not to renew in accordance with the above, the Company may in its discretion terminate Executive's services as of the date of such notice by paying to Executive all amounts that will become due during the remainder of the Employment Period.


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2. TERMS OF EMPLOYMENT

   (a)  Position and Duties

        (i) During the term of the Executive's employment, the Executive shall serve as President and Chief Executive Officer of the Company and, in so doing, shall perform normal duties and responsibilities associated with such position, subject to the general direction, approval and control of the Board of Directors.

        (ii) During the term of the Executive's employment, and excluding any periods of vacation and other leave to which the Executive is entitled, the Executive agrees to devote substantially all his business time to the business and affairs of the Company and to use the Executive's best efforts to perform faithfully, effectively and efficiently his duties and responsibilities.

        (iii) During the term of the Executive's employment, it shall not be a violation of this Agreement for the Executive to (1) serve on industry trade, civic or charitable boards or committees, (2) deliver lectures or fulfill speaking engagements or (3) manage personal investments, so long as such activities do not interfere with the performance of the Executive's duties and responsibilities as an Executive of the Company.

        (iv) Executive agrees to observe and comply with the Company's rules and policies as adopted by the Company from time to time.

   (b)  Compensation

        (i) Base Salary. During the Initial Term, the Executive shall receive an annual base salary ("Annual Base Salary"), which shall be paid in accordance with the customary payroll practices of the Company, as follows: (A) during the period beginning on the date hereof and ending on December 31, 2003, in an amount equal to $400,000 per annum, (B) during the period beginning on January 1, 2004 and ending on December 31, 2004, in an amount equal to $450,000 per annum, (C) during the period beginning on January 1, 2005 and ending on December 31, 2005, in an amount equal to $500,000 per annum. The Board, in its discretion, may at any time increase the amount of the Annual Base Salary to such greater amount as it may deem appropriate, and the term "Annual Base Salary," as used in this Agreement, shall refer to the Annual Base Salary as it may be so increased. It is understood that the


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              Company may, at any time, in the discretion of the Board,
              increase, but not decrease, the amount of the Annual Base Salary.

        (ii) Incentive Bonus. Executive shall be entitled to an incentive bonus as set forth on Schedule A hereto.

        (iii) Incentive Savings, Stock Option and Retirement Plans. During the term of the Executive's employment, the Executive shall be entitled to participate in all incentive, savings, stock option and retirement plans, practices, policies and programs applicable generally to other employees of the Company ("Investment Plans"), as amended from time to time.

        (iv) Welfare Benefit Plans. During the term of the Executive's employment, the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under the welfare benefit plans, practices, policies and programs ("Welfare Plans") provided by the Company (including medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs), as amended from time to time, to the extent applicable generally to other employees of the Company.

        (v) Perquisites. During the term of the Executive's employment, the Executive shall be entitled to receive (in addition to the benefits described above) such perquisites and fringe benefits appertaining to his position in accordance with any policies, practices and procedures established by the Board, as amended from time to time.

        (vi) Expenses. During the term of the Executive's employment, the Executive shall be entitled to receive prompt reimbursement for all reasonable employment expenses incurred by the Executive in accordance with the Company's policies, practices and procedures, as amended from time to time.

        (vii) Automobile. The Company recognizes the Executive's need for an automobile for business purposes. The Company shall provide the Executive with an automobile allowance of $1,650 per month, which amount shall be grossed up for income taxes, as applicable, plus reasonable related expenses for maintenance, fuel and insurance.


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       (viii) Vacation. During the term of the Executive's employment, the
              Executive shall be entitled to four (4) weeks paid vacation each calendar year. Any vacation shall be taken at the reasonable and mutual convenience of the Company and the Executive. Accrued vacation not taken in any calendar year will not be carried forward or used in any subsequent calendar year and the Executive shall not be entitled to receive pay in lieu of accrued but unused vacation in any calendar year. Vacation will be deemed to accrue daily for purposes of the payments described in Section 4 hereof.

       (ix) Stock Options. Upon the effective date of this Agreement, the Executive will be entitled to the stock options described on Schedule B hereto.

       (x) Gross-up Payment. In the event that any payments or benefits either under this agreement or otherwise (together, the "Payments") to which the Executive is entitled from his employment with the Employer, will be subject to the excise tax imposed by section 4999 of the Internal Revenue Code or any successor provision ("section 4999"), the Employer will, prior to the date on which any amount of the excise tax must be paid or withheld, make an additional lump-sum payment (the "gross-up payment") to the Executive as described in the immediately succeeding sentence; provided that the Executive shall not be entitled to this gross-up payment if a reduction in the Payments (the "section 4999 Reduction Amount") to the largest amount that would not be subject to excise taxes under section 4999 would provide the Executive with an amount (net of federal, state, and local income taxes) greater than or equivalent to the amount of the unreduced Payments (net of all federal, state and local income taxes, and excise taxes); provided, however, that the immediately preceding proviso shall not apply if the section 4999 Reduction Amount would exceed 10% of the unreduced Payments. If payable, the gross-up payment will be sufficient, after giving effect to all federal, state and other taxes and other charges (including interest and penalties, if any) with respect to the gross-up payment, to make the Executive whole for all taxes (including withholding taxes) and any associated interest and penalties imposed under or as a result of section 4999. Any tax determinations required under this paragraph shall be computed at the highest applicable marginal tax rate, and shall be made in writing by the Employer's independent accountants, whose determination shall be conclusive and binding for all purposes on the parties and their successors.


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              The Employer shall provide the Executive with a detailed
              accounting of the underlying assumptions and calculations.

        (xi) Key-Man Insurance. At any time during the Employment Period, the Company shall have the right to insure the life of the Executive for the Company's sole benefit, and to determine the amount of insurance and the type of policy. The Executive shall cooperate with the Company in taking out such insurance by submitting to physical examinations, by supplying all information required by the insurance company, and by executing all necessary documents. The Executive shall incur no financial obligation by executing any required document, and shall have no interest in any such policy.

3. TERMINATION OF EMPLOYMENT

   (a) Death or Disability. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. If the Disability (as defined below) of the Executive has occurred during the Employment Period, the Company may give to the Executive written notice in accordance with Section 13(b) of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), if, within the 30 days after such receipt, the Executive shall not have returned to perform, with or without reasonable accommodation, the essential functions of his position. For purposes of this Agreement, "Disability" shall mean the Executive's inability to perform, with or without reasonable accommodations, the essential functions of his position hereunder for a period of 120 days, consecutive or non-consecutive, in any 12-month period due to mental or physical incapacity, as determined by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative, such agreement as to acceptability not to be unreasonably withheld or delayed. Any refusal by Executive to submit to a medical examination for the purpose of determining Disability under this Section 3(a) shall be deemed to constitute conclusive evidence of Executive's Disability. Nothing in this Agreement shall be construed as a waiver of Executive's rights under the Americans with Disabilities Act or any other applicable law or statute relating to disabilities or handicaps.

   (b) Cause or Without Cause. The Company may terminate the Executive's employment during the Employment Period for Cause or without Cause. For purposes of this Agreement, "Cause" shall mean (i) a breach by the Executive of the Executive's obligations under Section 2(a) (other than as a result of physical or mental incapacity) which constitutes a continued


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        material nonperformance by the Executive of his obligations and duties thereunder, and which is not remedied within 30 days after receipt of written notice from the Company specifying such breach, (ii) commission by the Executive of an act of fraud, embezzlement, misappropriation, willful misconduct or breach of fiduciary duty against the Company;
        (iii) a material breach by the Executive of Sections 7, 8, 10 or 11;
        (iv) the Executive's conviction, plea of no contest or nolo contendere, or unadjudicated probation for any felony or crime involving moral turpitude; (v) the failure of the Executive to carry out, or comply with, in any material respect any lawful and reasonable directive of the Board consistent with the terms of this Agreement, which is not remedied within 30 days after receipt of written notice from the Company specifying such failure; or (vi) the Executive's unlawful use (including being under the influence) or possession of illegal drugs on the Company's premises or while performing the Executive's duties and responsibilities under this Agreement. For purposes of this Agreement, "without Cause" shall mean a termination by the Company of the Executive's employment during the Employment Period for any reason other than a termination based upon Cause, death, Disability or upon a Change of Control, as defined below.

   (c) Good Reason. The Executive's employment may be terminated during the Employment Period by the Executive for Good Reason or without Good Reason; provided, however, that the Executive agrees not to terminate his employment for Good Reason unless (i) the Executive has given the Company at least 30 days' prior written notice of his intent to terminate his employment for Good Reason, which notice shall specify the facts and circumstances constituting Good Reason, and (ii) the Company has not remedied such facts and circumstances constituting Good Reason within such 30-day period. For purposes of this Agreement, "Good Reason" shall mean:

        (i) any significant reduction, approved by the Board without the Executive's consent in the Executive's position, authority, duties or responsibilities as contemplated in Section 2(a) or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by the Executive;

        (ii) any termination or material reduction of a material benefit under any Investment Plan or Welfare Plan in which the Executive participates unless (A) there is substituted a comparable benefit that is economically substantially equivalent to the terminated or reduced benefit prior to such termination or reduction or (B) benefits under such Investment Plan or Welfare Plan are terminated or


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              reduced with respect to all Executives previously granted benefits thereunder;

        (iii) any failure by the Company to comply with any of the provisions of
              Section 2(b), other than an inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by the Executive; or

        (iv) without limiting the generality of the foregoing, any material breach by the Company or any of its subsidiaries or other affiliates (as defined below) of (A) this Agreement or (B) any other agreement between the Executive and the Company or any such subsidiary or other affiliate.

        As used in this Agreement, "affiliate" means, with respect to a person, any other person controlling, controlled by or under common control with the first person; the term "control," and correlative terms, means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a person; and "person" means an individual, partnership, corporation, limited liability company, trust or unincorporated organization, or a government or agency or political subdivision thereof.

   (d) Change of Control. If a Change of Control (as defined below) occurs during the Employment Period and the Board determines in good faith that it is in the Company's best interest to terminate the Executive's employment with the Company, within one year of such Change of Control the Company may terminate the Executive's employment by giving the Executive written notice in accordance with Section 13(b) of its intention to terminate the Executive's employment. Any such termination by the Company as contemplated in this Section 3(d) is referred to herein as a termination "upon a Change of Control."

        As used in this Agreement, "Change of Control" means the first to occur of: (i) any sale, lease, exchange or other transfer of all or substantially all of the assets of the Company (including capital stock or assets of operating subsidiaries) to any person or group of persons,
        (ii) a majority of the Board of Directors of the Company shall consist of persons who are not nominated collectively by Ardshiel, Inc. and its affiliates and GE Investment Private Placement Partners II, a Limited Partnership or (iii) the acquisition by any person or group (other than Ardshiel, Inc., GE Investment Private Placement Partners II, a Limited Partnership and their affiliates) of the power to vote or direct the voting of securities having more than 50% of the ordinary voting power for the election of directors


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        of the Company.

   (e) Notice of Termination. Any termination by the Company for Cause or without Cause or upon a Change of Control, or by the Executive for Good Reason or without Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 13(b). For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall not be more than 15 days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause or a termination upon a Change of Control shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

   (f) Date of Termination. "Date of Termination" means (i) if the Executive's employment is terminated by the Company for Cause or upon a Change of Control, or by the Executive for Good Reason or without Good Reason, the date of receipt of the Notice of Termination or any later date specified therein pursuant to Section 3(e), as the case may be, (ii) if the Executive's employment is terminated by the Company other than for Cause or upon a Change of Control, the date on which the Company notifies the Executive of such termination and (iii) if the Executive's employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be.

4. OBLIGATIONS OF THE COMPANY UPON TERMINATION

   (a) For Cause; Without Good Reason; Other Than for Death, Disability or Upon a Change of Control. If, during the Employment Period, the Company shall terminate the Executive's employment for Cause or the Executive shall terminate his employment without Good Reason, and the termination of the Executive's employment in any case is not due to his death or Disability or upon a Change of Control, the Executive shall forfeit all rights to the Incentive Bonus otherwise due to him or to which he may be entitled. If the termination is for Cause, all stock options held by the Executive shall lapse and expire. If the Executive terminates his


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        employment without Good Reason, all unvested stock options held by the
        Executive shall lapse and expire and any remaining unexercised stock options shall remain exercisable for a period of thirty (30) days from the Date of Termination. The Company shall have no further payment obligations to the Executive or his legal representatives, other than for the payment of: (i) in a lump sum in cash within ten (10) days after the Date of Termination the sum of the Executive's Annual Base Salary through the Date of Termination to the extent not theretofore paid, any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay (collectively, the "Accrued Obligations"); and (ii) any amount arising from the Executive's participation in, or benefits under, any Investment Plans (the "Accrued Investments"), which amounts shall be payable in accordance with the terms and conditions of such Investment Plans.

   (b) Death. If the Executive's employment is terminated by reason of the Executive's death during the Employment Period, all unexercised stock options held by Executive shall immediately vest (in his legal representatives) and become exercisable and the Company shall have no further payment obligations to the Executive or his legal representatives, other than for payment of: (i) in a lump sum in cash within ten (10) days after the Date of Termination the Accrued Obligations; (ii) the Accrued Investments, which shall be payable in accordance with the terms and conditions of the Investment Plans; and
        (iii) the Incentive Bonus prorated from the first day of the Company's then current fiscal year to the Date of Termination (the "Prorated Incentive Bonus"), payable following calculation of the Incentive Bonus in accordance with Section 2(b) (ii) hereof.

   (c) Disability. If the Executive's employment is terminated by reason of the Executive's Disability during the Employment Period, all unexercised stock options held by Executive shall immediately vest and become exercisable and the Company shall have no further payment obligations to the Executive or his legal representatives, other than for payment of:
        (i) in a lump sum in cash within ten (10) days after the Date of Termination the Accrued Obligations; (ii) the Accrued Investments, which shall be payable in accordance with the terms and conditions of the Investment Plans; and (iii) the Prorated Incentive Bonus, payable following calculation of the Incentive Bonus in accordance with Section 2(b)(ii) hereof.

   (d) Without Cause or for Good Reason. If the Executive's employment is terminated by the Company without Cause or by the Executive for Good Reason, all, unvested stock options held by Executive (the "Unvested Options") shall immediately vest and become exercisable for a period of


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        ninety (90) days from the Date of Termination (the "Exercise Period")
        and the Company shall have no further payment obligations to the Executive or his legal representatives, other than for: (i) payment of, in a lump sum in cash within ten (10) days after the Date of Termination, the Accrued Obligations; (ii) payment of the Accrued Investments, which, except with respect to the Unvested Options, shall be payable in accordance with the terms and conditions of the Investment Plans; (iii) payment of the Prorated Incentive Bonus, payable following calculation of the Incentive Bonus in accordance with Section 2(b)(ii) hereof; and (iv) payment for each month during a period of 24 months following the Date of Termination (the "Severance Period") of one-twelfth of the sum of the Executive's Annual Base Salary on the Date of Termination and 80% of the Incentive Bonus, in accordance with the customary payroll practices of the Company. All Unvested Options, which remain unexercised at the end of the Exercise Period shall lapse and expire.

   (e) Change of Control. If the Executive's employment is terminated upon a Change of Control as contemplated in Section 3(d), all unvested stock options held by Executive shall immediately vest and become exercisable and the Company shall have no further payment obligations to the Executive or his legal representatives, other than for (i) payment of, in a lump sum in cash within ten (10) days after the Date of Termination, the Accrued Obligations; (ii) payment of the Accrued Investments, which shall be payable in accordance with the terms and conditions of the Investment Plans; (iii) payment of the Prorated Incentive Bonus; and (iv) payment for each month during the Severance Period of one-twelfth of the sum of the Executive's Annual Base Salary on the Date of Termination and 80% of the Incentive Bonus, in accordance with the customary payroll practices of the Company.

5. RETENTION BONUS

   Following a "Change of Control," as contemplated in Section 3(d), if the Executive is employed by the Company on the 12-month anniversary of the Change of Control, the Company shall pay the Executive a retention bonus in an amount equal to the Executive's Annual Base Salary in effect at the time the Change of Control takes place. Nothing in this Section 5 shall be deemed to give the Executive the right to be retained in the employ of the Company or to restrict the right of the Company to terminate the Executive at any time and for any reason, without Cause or for Cause or upon a Change of Control. Nothing in this Section 5 shall be deemed to give the Company the right to require the Executive to remain in the employ of the Company or to restrict the Executive's right to terminate his employment at any time and for any reason, without Good Reason or for Good Reason.


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6. FULL SETTLEMENT; MITIGATION

   In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment. Neither the Executive nor the Company shall be liable to the other party for any damages in addition to the amounts payable under Section 4 arising out of the termination of the Executive's employment prior to the end of the Employment Period; provided, however, that the Company shall be entitled to seek damages from the Executive for any breach of Sections 7, 8, 9, 10, or 11 by the Executive and either party shall be entitled to seek damages for criminal misconduct.

7. CONFIDENTIAL INFORMATION

   (a) The Executive acknowledges that the Company and its affiliates have trade, business and financial secrets and other confidential and proprietary information (collectively, the "Confidential Information"). "Confidential Information" includes sales materials, technical information, processes and compilations of information, records, specifications and information concerning customers or vendors, manuals relating to suppliers' products, customer lists, information regarding methods of doing business, and the identity of suppliers. "Confidential Information" shall not include (i) information that is generally known to other persons or entities who can obtain economic value from its disclosure or use and (ii) information required to be disclosed by the Executive pursuant to a subpoena or court order, or pursuant to a requirement of a governmental agency or law of the United States of America or a state thereof or any governmental or political subdivision; provided, however, that the Executive shall take all reasonable steps to prohibit disclosure pursuant to subsection (ii) above.

   (b) The Company has divulged, and herein promises to continue to divulge, appropriate Confidential Information to the Executive as of the effective date of this Agreement, and from time to time thereafter as such appropriate Confidential Information arises.

   (c) During and following the Executive's employment by the Company, the Executive shall hold in confidence and not directly or indirectly disclose or use or copy or make lists of any Confidential Information or proprietary data of the Company or its affiliates except to the extent authorized in writing by the Board or required by any court or administrative agency, other than to an Executive of the Company or its affiliates or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an employee of the Company.


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   (d)  The Executive further agrees not to use any Confidential Information for the benefit of any person or entity other than the Company or its affiliates.

   (e) As used in this Section 7, "Company" shall include Atrium Corporation and any of its direct or indirect subsidiaries.

8. RESPONSIBILITIES UPON TERMINATION

   Upon the termination of his employment by the Company for whatever reason and irrespective of whether or not such termination is voluntary on his part:

   (a) The Executive shall advise the Company of the identity of his new employer within ten (10) days after accepting new employment and further agrees to keep the Company so advised of any change in employment during the term of Non-Competition set forth in Section 10 hereof;

   (b) The Company in its sole discretion may notify any new employer of the Executive that he has an obligation not to compete with the Company during such term;

   (c) The Executive shall deliver to the Company any and all records, forms, contracts, memoranda, work papers, customer data and any other documents which have come into his possession by reason of his employment with the Company (including Atrium Corporation and its direct and indirect subsidiaries), irrespective of whether or not any of said documents were prepared for him, and he shall not retain memoranda in respect of or copies of any of said documents; and

   (d)  The Executive shall participate in an exit interview with the Company.

9. SUCCESSORS

   The Company may assign its rights and obligations under this Agreement to any successor to all or substantially all the assets of the Company, by merger or otherwise, subject, however, to the Executive's right to terminate this Agreement for Good Reason as provided in Section 3(c), and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its affiliates. All representations, warranties, covenants, terms, conditions and provisions of this Agreement shall be binding upon and inure to the benefit of, and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the Company and Executive. Neither this Agreement nor any rights, interests or obligations hereunder may be assigned by the Executive without the prior written consent of the Company.


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10. NON-COMPETITION

    The provisions of this Section 10 are in consideration for the Company's promise in Section 7 to continue to make appropriate Confidential Information available to the Executive.

    (a) The term of Non-Competition (herein so called) shall be for a term beginning on the effective date hereof and continuing until (i) the first anniversary of the Date of Termination if the Executive's employment is terminated by the Company for Cause or due to Disability or by the Executive without Good Reason, or (ii) the last day of the Severance Period if the Executive's employment is terminated by the Company without Cause (and not due to Disability) or upon a Change of Control or by the Executive for Good Reason.

     (b) During the term of Non-Competition, the Executive shall not (other than for the benefit of the Company or its affiliates pursuant to this Agreement) directly or indirectly, render services to, assist, participate in the affairs of, or otherwise be connected with, any person or enterprise (other than the Company), which person or enterprise is engaged in, or is planning to engage in, and shall not personally engage in, any business that is in any respect competitive with the business of the Company, with respect to any products of the Company that were within the Executive's management responsibility at any time within the twelve-month period immediately prior to the termination of the Executive's employment with the Company, in any capacity which would (i) utilize the Executive's services with respect to such business within any state of the United States, or any substantially comparable political subdivision of any other country, wherein the Company sold or actively attempted to sell, such products within the twelve-month period immediately prior to the termination of the Executive's employment with the Company; or (ii) utilize the Executive's services in selling any products similar to such products of the Company to any person or entity to which the Company sold or actively attempted to sell such products within the twelve-month period immediately prior to the termination of the Executive's employment with the Company (a "Competing Business"). Notwithstanding the foregoing, the Company agrees that the Executive may own less than five percent of the outstanding voting securities of any publicly traded company that is a Competing Business so long as the Executive does not otherwise participate in such Competing Business in any way prohibited by the preceding clause.

     (c) During the term of Non-Competition, Executive will not, and will not permit any of his affiliates to, directly or indirectly, recruit or otherwise solicit or induce any employee, customer, subscriber or supplier of the Company to terminate its employment or arrangement with the Company, otherwise change its relationship with the Company or establish any relationship with the Executive or any of his affiliates for any business purpose deemed competitive with the business of the Company.

     (d) The Executive acknowledges that the geographic boundaries, scope of prohibited activities, and time duration of the preceding paragraphs are reasonable in nature and are no broader than are necessary to maintain the goodwill of the Company and its affiliates and the confidentiality of their Confidential Information, and to protect the other legitimate business interests of the Company and its affiliates.

     (e) If any court determines that any portion of this Section 10 is invalid or unenforceable, the remainder of this Section 10 shall not thereby be affected and shall be given full effect without regard to the invalid provisions. If any court construes any of the provisions of this
         Section 10, or any part thereof, to be unreasonable because of the duration or scope of such provision, such court shall have the power to reduce the duration or scope of such provision and to enforce such provision as so reduced.

     (f) As used in this Section 10, "Company" shall include Atrium Corporation and any of its direct or indirect subsidiaries.

11.  INVENTIONS; ASSIGNMENT

     All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the Company's business, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that the Executive may discover, invent or originate during the Employment Period, and for a period of twelve (12) months thereafter, either alone or with others and whether or not during working hours or by the use of the facilities of the Company ("Inventions"), shall be the exclusive property of the Company. The Executive shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem necessary to protect or perfect its rights therein, and shall assist the Company, at the Company's expense, in obtaining, defending and enforcing the Company's rights therein. The Executive hereby appoints the Company, as his attorney-in-fact to execute on his behalf any assignments or other documents deemed necessary by the Company to protect or perfect its rights to any Inventions.

12.  ACI

     At any time during the Employment Period, any of the obligations of the

     Company to make payments hereunder, including the obligation to pay any compensation to Executive under Section 2(b), may, at the sole discretion of the Company (subject to the approval of the Board), be discharged and satisfied by ACI.

13.  MISCELLANEOUS

     (a) Construction. This Agreement shall be deemed drafted equally by both the parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) "and" and "or" are each used both conjunctively and disjunctively; (c) "any," "all," "each," or "every" means "any and all," and "each and every";
         (d) "includes" and "including" are each "without limitation"; (e) "herein," "hereof," "hereunder" and other similar compounds of the word "here" refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

     (b) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

         If to the Executive:              Jeff L. Hull
                                           941 Gibbs Crossing
                                           Coppell, Texas 75019
                                           Fax: (972) 304-5238

         If to the Company:                Atrium Corporation
                                           1341 West Mockingbird Lane
                                           Suite 1200W, Dallas Texas 75247
                                           Attention:  Philip Ragona,
                                                       General Counsel
                                           Fax: (214) 630 5001
                                           with copies to:

                                           Ardshiel, Inc.
                                           2 Greenwich Park
                                           Greenwich, Connecticut 06831
                                           Attention: Daniel T. Morley
                                           Fax: (203) 661-8210

                                           and to:

                                           Paul, Hastings, Janofsky & Walker LLP
                                           75 East 55th Street
                                           New York, New York 10022
                                           Attention:  Joel M. Simon
                                                       Marie Censoplano
                                           Fax: (212) 319-4090

         or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

     (c) Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

     (d) Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges, which it is from time to time, required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of such withholding shall arise.

     (e) No Waiver. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at any time.

     (f) Equitable Relief. The Executive acknowledges that money damages would be both incalculable and an insufficient remedy for a breach of Section 7, 8, 9, 10 or 11 by the Executive and that any such breach would cause the Company irreparable harm. Accordingly, the Company, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting of bond or other security, to equitable relief, including injunctive relief and specific performance, in connection with a breach of Section 7, 8, 9, 10 or 11 by the Executive.

     (g) Complete Agreement. This Agreement constitutes the entire and complete understanding and agreement between the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous oral and written agreements, representations and understandings between the Executive and the Company, or its affiliates and subsidiaries (except for the Change of Control Agreement dated as of the date hereof), which are hereby terminated. Other than as expressly set forth herein or in the aforementioned Change of Control Agreement, the Executive and the Company acknowledge and represent that there are no other promises, terms, conditions or representations (oral or written) regarding any matter relevant hereto. This Agreement may be executed in two or more counterparts.

     (h) Mediation; Arbitration

         (i) The Company and the Executive shall mediate any claim or controversy arising out of or relating to this Agreement or any breach thereof if either of them requests mediation and gives written notice to the other (the "Mediation Notice"). Any notice given pursuant to the preceding sentence shall include a brief statement of the claim or controversy. If the Company and the Executive do not resolve the claim or controversy within five (5) days after the date of the Mediation Notice, the Company and the Executive shall then use reasonable efforts to agree upon an independent mediator. If the Company and the Executive do not agree upon an independent mediator within ten (10) days after the date of the Mediation Notice, either party may request that JAMS/Endispute ("JAMS"), or a similar mediation service of a similar national scope if JAMS no longer then exists, appoint an independent mediator. The Company and the Executive shall share the costs of mediation equally and shall pay such costs in advance upon the request of the mediator or any party. Within ten (10) days after selection of the mediator, the mediator shall set the mediation. If the Company and the Executive do not resolve the dispute within thirty (30) days after the date of the Mediation

              Notice, the dispute shall be decided by arbitration as set forth below.

         (ii) Any claim or controversy arising out of or relating to this Agreement or any breach thereof shall be settled by arbitration if such claim or controversy is not settled pursuant to mediation as set forth above. The venue for any such arbitration shall be Dallas, Texas, or such other location as the parties may mutually agree. Except as expressly set forth herein, all arbitration proceedings under this Section 13(h)(ii) shall be undertaken in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA") then in force. Only individuals who are (i) lawyers engaged full-time in the practice of law and (ii) on the AAA register of arbitrators shall be selected as an arbitrator. There shall be one arbitrator who shall be chosen in accordance with the rules of the AAA. Within twenty
              (20) days of the conclusion of the arbitration hearing, the arbitrator shall prepare written findings of fact and conclusions of law. Judgment on the written award may be entered and enforced in any court of competent jurisdiction. It is mutually agreed that the written decision of the arbitrator shall be valid, binding, final and non-appealable; provided however, that the parties hereto agree that the arbitrator shall not be empowered to award punitive damages against any party to such arbitration. The arbitrator shall require the non-prevailing party to pay the arbitrator's full fees and expenses or, if in the arbitrator's opinion there is no prevailing party, the arbitrator's fees and expenses will be borne equally by the parties thereto. In the event action is brought to enforce the provisions of this Agreement pursuant to this Section 13(h)(ii), the non-prevailing parties shall be required to pay the reasonable attorneys' fees and expenses of the prevailing parties, except that if in the opinion of the court or arbitrator deciding such action there is no prevailing party, each party shall pay its own attorneys' fees and expenses.

    (i) Survival. Sections 4, 6, 7, 8, 9, 10, 11, 12 and 13 of this Agreement shall survive the termination of this Agreement.

    (j) Choice of Law. This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Texas without reference to principles of conflicts of law of Texas or any other jurisdiction, and, where applicable, the laws of the United States.

         (k) Amendment. This Agreement may not be amended or modified at any time except by a written instrument approved by the Board and executed by the Company and the Executive.

         (l) Executive Acknowledgment. Executive acknowledges that he has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on his own judgment.

         (m) Termination of December 31, 2000 Agreement. Effective upon the execution of this Agreement, the December 31, 2000 Agreement shall automatically be terminated and of no further force or effect and Executive's employment by the Company and its subsidiaries shall solely be governed by this Agreement.

         IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from the Board, the Company has caused this Agreement to be executed in its name on its behalf, as of the 1st day of January, 2003.


                                       EXECUTIVE


                                       -----------------------------------
                                       Jeff L. Hull



                                       ATRIUM CORPORATION


                                       By:
                                          --------------------------------
                                       Name:
                                            ------------------------------
                                       Title:
                                             -----------------------------



                                       ATRIUM COMPANIES, INC.


                                       By:
                                          --------------------------------
                                       Name:
                                            ------------------------------
                                       Title:
                                             -----------------------------

                                   SCHEDULE A

                     TO JEFF L. HULL'S EMPLOYMENT AGREEMENT



Executive shall be entitled to a target bonus (the "Incentive Bonus") of (a) during the period beginning on the date hereof and ending on December 31, 2003, in an amount equal to $400,000 per annum, (b) during the period beginning on January 1, 2004 and ending on December 31, 2004, in an amount equal to $450,000 per annum, (c) during the period beginning on January 1, 2005 and ending on December 31, 2005, in an amount equal to $500,000 per annum, computed as follows:

        (a) 50% of the Executive's Incentive Bonus ("EBITDA Bonus") shall be payable based upon achievement of the following targets:

              (i) If the Company achieves 80% of its budgeted EBITDA, the Executive shall receive 50% of the EBITDA Bonus.

              (ii) If the Company achieves 90% of its budgeted EBITDA, the Executive shall receive 75% of the EBITDA Bonus.

              (iii) If the Company achieves 100% of its budgeted EBITDA, the
                    Executive shall receive 100% of the EBITDA Bonus.

              (iv) If the Company achieves 110% of its budgeted EBITDA, the Executive shall receive 125% of the EBITDA Bonus.

              (v) The EBITDA Bonus will be paid on a sliding scale on a pro rated basis. For example, if 95% of budgeted EBITDA is achieved, the Executive is entitled to 87.5% of the EBITDA Bonus. No EBITDA Bonus will be paid if the Company achieves less than 80% of the budgeted EBITDA and in no event will the Company pay in excess of 125% of the EBITDA Bonus.

              (vi) For purposes of the EBITDA Bonus, EBITDA shall be defined as earnings before interest, taxes, depreciation and amortization of the Company and all of its subsidiaries on a consolidated basis. EBITDA shall exclude any extraordinary gains or losses, special charges, any compensation expense attributable to the Company's equity securities, management fees paid to the Company's equity sponsor, any accounts receivable securitization expense, any transaction or merger-related costs that are expensed rather than capitalized including any effect of fair market value adjustments made pursuant to purchase accounting and any other non-cash items. The EBITDA will be adjusted for all acquisitions and/or divestitures as if the transactions had occurred at the beginning of the fiscal year.

              (vii) Budgeted EBITDA shall be such amount as is set by the Board of Directors annually as adjusted from time to time to reflect acquisitions and/or divestitures by the Company or its subsidiaries.

        (b) The remaining 50% of the Executive's Incentive Bonus shall be based upon the achievement of management objectives to be set from year to year by the Board of Directors.

                                   SCHEDULE B

                                 STOCK OPTIONS:

Effective as of October 2, 1998, the Executive has been granted options to purchase 1,183 (split -adjusted) shares of common stock (the "Common Stock") at an exercise price of $1,000 per share of the Company pursuant to the D and W Holdings, Inc. 1998 Stock Option Plan (the "Plan").

Effective as of July 1, 1999, the Executive has been granted options to purchase 200 (split-adjusted) shares of Common Stock at an exercise price of $1,100 per share.

Effective as of October 1, 1999, the Executive has been granted options to purchase 150 (split-adjusted) shares of Common Stock at an exercise price of $1,250 per share.

Effective as of December 31, 2000, the Executive was granted options to purchase 500 (split-adjusted) shares of Common Stock at an exercise price of $1,500 per share, options to purchase 500 (split-adjusted) shares of Common Stock at an exercise price of $1,750 per share, and options to purchase 750(split-adjusted) shares of Common Stock at an exercise price of $2,000 per share.

As of October 2, 2002, all of the above options are fully vested and exercisable.

Notwithstanding the terms of the Option Documents, in the event the Company repurchases the stock options described in paragraphs 1, 2 and 3 of this Schedule B (the "Prior Options") upon the termination of the Executive's employment by the Company without Cause or by the Executive for Good Reason (but not in the event of termination of the Executive's employment upon a Change of Control), the repurchase price for the Options shall not be less than $1,250 per share, provided that the EBITDA for the Company for the most recent twelve months is not less than $75 million, adjusted for acquisitions or divestitures, as applicable.

Effective on the date hereof, the stock purchase rights evidenced by all of the above options (except for the options to acquire 500 shares awarded on October 2, 1998, which have an exercise price of $1,000 (such 500 options being referred to herein as the Excluded Options")) shall, subject to the approval of certain lenders to the Company, be repurchased by the Company from the Executive for the sum of $252,400 in cash, whereupon such options (other than the Excluded Options) shall be cancelled unexercised and shall be of no further force or effect.